UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2006

Hansen Natural Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-18761	39-1679918
(Commission File Number)	(IRS Employer Identification No.)

1010 Railroad Street

Corona, California 92882

(Address of principal executive offices and zip code)

(951) 739 - 6200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective March 6, 2006, the Board of Directors of the Hansen Natural Corporation, (the "Company") approved amendments to the Company’s By-laws (the "By-laws").  The following is a summary of changes effected by the amendments to the By-laws, which is qualified in its entirety by reference to the Amended and Restated By-laws (the "Amended By-laws") filed as Exhibit 3.2 hereto.

The Amended Bylaws added a new Section 14 in Article I of the By-laws. Section 14 provides for detailed procedures with respect to notice of stockholder business and nominations.

The Amended Bylaws added a new Section 15 in Article I of the By-laws. Section 15 details the procedure for the conduct of meetings of stockholders.

The Amended Bylaws revised the first sentence of Section 2 of Article 1 so that special meetings of the stockholders may be called by the Board of Directors, the Chairman, the President or the Secretary, but not by any other person or persons. The provision that the President or Secretary shall call a special meeting at the written request of the holders of record of a majority of the outstanding shares of the Corporation entitled to vote at such meeting was removed from this sentence of Section 2 of Article 1.

The Amended Bylaws also replaced Section 11 of Article I in its entirety. Section 11 clarifies the mechanism for the determination of stockholders of record. The language deleted from Section 11 read as follows, "The Board of Directors is authorized to designate a day, not more than sixty (60) days nor less than ten (10) days prior to the day of holding any meeting of stockholders as the day as of which those stockholders entitled to notice of, and to vote at, such meeting shall be determined; and only stockholders of record on such day shall be entitled to notice or to vote at such meeting."

The Amended Bylaws also added sections (b), (c), and (d) in Section 10 of Article I with respect to actions of stockholders without a meeting.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 3.2	Amended and Restated By-laws of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hansen Natural Corporation

Date: March 8, 2006	/s/ Hilton H. Schlosberg
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Hilton H. Schlosberg
Vice Chairman of the Board of Directors,
President and Chief Financial Officer